Exhibit 10.1

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of the commencement of business on June 1, 2007 (the “Effective Date”) by and among:

New Horizons Computer Learning Center of Santa Ana, Inc., a Delaware corporation (“Seller”), together with its direct or indirect parent corporation, New Horizons Worldwide, Inc. (“Parent”), on the one hand;

KML Enterprises, Inc., a California corporation (“Buyer”); and

Kevin M. Landry, a natural person who owns all of the equity of Buyer (“Owner”).

Buyer, Owner and Seller are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s assets related to Seller’s computer training business located in Anaheim, California (the “Business”); and

WHEREAS, concurrent with the transactions described in this Agreement, Buyer desires to become a franchisee of New Horizons Franchising Group, Inc. (“Franchisor”) in Anaheim, California, it being understood that Franchisor is an affiliate of Seller and direct or indirect subsidiary of the Parent.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

Section 1               PURCHASE AND SALE OF ASSETS; EXCLUDED ASSETS

1.1           Purchased Assets.  Pursuant to the terms and subject to the conditions set forth in this Agreement, on the Closing Date herein below provided for but effective as of the Effective Date, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of the properties, assets and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller’s books and records, except for and excluding the Retained Assets provided for in Section 1.2 below (all the foregoing being collectively referred to as the “Purchased Assets”).  The Purchased Assets shall include, but not be limited to, the following:

(A)          Certain rights of Seller under its occupancy leases covering the premises known as (y) 1900 S. State College Blvd, Suite 100, Anaheim, California 92806 (the “Anaheim Lease” and (z) 333 North Glenoaks Blvd., Suite 401, Burbank, California 91502 (the “Burbank Lease” (each a “Facilities Lease” and collectively the “Facilities Leases”), a true and complete copy of each Facilities Lease being included at Schedule 1.1(A) attached hereto;

(B)           All of Seller’s (x) vehicles used in connection with the conduct of the Business (“Vehicles”), (y) furniture, furnishings, fixtures, equipment, machinery, trade fixtures, leasehold improvements, computers, computer discs, telephone systems and security systems (“Equipment”), and (z) supplies, training and course materials, computer training kits and manuals, catalogs, advertising copy and other properties of a similar type used or held for use in the conduct of the Business (“Inventory” and, together with the Vehicles and Equipment, the “Tangible Personal Property”), a listing of all of which is included at Schedule 1.1(B) attached hereto;

(C)           All of Seller’s (u) telephone and facsimile numbers, (v) permits and other governmental authorizations pertaining to the Business, to the extent such authorizations may legally be assigned (“Governmental Permits”), (w) goodwill with customers, vendors or prospective customers, and all customer lists, relating to the conduct of the Business (“Goodwill”), (x) security or similar deposits relating to the Business (“Deposits”), (y) prepaid advertising (inclusive of yellow page advertising), prepaid expenses and other prepayments relating to the conduct of the Business (“Prepayments”), and (z) all other intangible assets relating to the Business or any of the Purchased Assets (the foregoing being collectively called the “Intangible Personal Property”), a listing of all of which is included at Schedule 1.1(C) attached hereto;

(D)          All of Seller’s software (including rights under Seller’s software licenses) used in the conduct of the Business (“Software”), but excluding the CMS software otherwise provided for in the Franchise Agreement (as defined in Section 3.5(B)), a listing of the Software being included at Schedule 1.1(D) attached hereto;

(E)           All of Seller’s accounts and notes receivable, and other rights to receive payment, from customers, employees or others arising from the conduct of the Business (“Receivables”), a listing of all of which (showing, as to each, the name of the account debtor, the amount owed and an aging schedule thereof) is included at Schedule 1.1(E) attached hereto;

(F)           All rights of Seller under any agreements or contracts (“Assigned Contracts”) which (i) were entered into in the ordinary course of the Business by Seller (excluding those entered into with respect to employment of any person, insurance agreements and other agreements of a nature and character as relate exclusively to any of the Retained Assets or Retained Liabilities), (ii) were entered into in the ordinary course of the Business with customers or prospective customers which benefit the Business from and after the Effective Date, including, but not limited to, computer training center agreements, rights to receive payment from customers for services to be performed and invoiced after the Effective Date, rights to payment with regard to coupon sales and redemptions, PC Club sales, corporate technical club sales or applications, and future training classes (“Customer Contracts”), and (iii)

at the election of Buyer (which Buyer may make by delivery of a writing to Parent at any time before or after the Effective Date), any agreements entered into by Parent for the benefit of the Business consistent with practices employed in the operations of other affiliates of the Parent conducting businesses similar to the Business; and

(G)           Seller’s book and records, books of account, files, invoices, accounting records, and correspondence relating to any of the foregoing (“Records”).

1.2           Retained Assets.  Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include any of the following (the “Retained Assets”):

(A)          Any Customer Contracts between Seller’s affiliate and third party customers for the delivery of training managed through the Enterprise Learning Solutions department of Seller’s affiliate, provided that Buyer shall be entitled to deliver training in its capacity as a New Horizons franchisee and shall be deemed the “selling center” which shall entitle Buyer to receive customary revenue sharing offered by the Enterprise Learning Solutions department of Seller’s affiliate;

(B)           Seller’s cash and cash deposits;

(C)                                Seller’s rights under this Agreement;

(D)          Seller’s corporate minute books, stock records and tax returns or other similar corporate books and Records relating to the Business, to any of the Retained Assets, to any liability or obligation of the Seller not comprising a part of the Assumed Liabilities, or to the negotiation and consummation of the transactions provided for in this Agreement, and those Records originals of which Seller is required to maintain under applicable law;

(E)           Seller’s rights arising under any contracts or agreements which are not among the Assigned Contracts;

(F)           Any rights of Seller relating to its conduct of the Business which arise from or are related to services previously provided by the regional office of Seller’s affiliate (such as accounting, payroll, legal or other similar services, except as otherwise expressly provided herein); and

(G)                                Any assets of any of Seller’s affiliates.

Section 2               PURCHASE PRICE

2.1           Closing Payment.  In consideration for the transfer of the Purchased Assets, Buyer shall on the Effective Date pay the following amounts (the “Purchase Price”):

(A)          Cash Payments.

(1)           The sum of [**********] (the “Franchisor Cash Payment”) to Franchisor in the form of a wire transfer or as directed by Seller;

(2)           The sum of $24,856.70 (the “Other Cash Payment”) to Seller in the form of a wire transfer or as directed by Seller, which is comprised of $19,607.70 for the Burbank Lease security deposit and $5,249.00 for the cost to replace Seller’s NAVCO Access Control Security System which is otherwise being transferred to Buyer hereunder (the Franchisor Cash Payment and the Other Cash Payment are hereinafter collectively the “Cash Payments”);

(B)           Assumption of Liabilities.  An agreement (the “Assignment and Assumption Agreement”) in form and content as provided for in Section 3.2(A)(1) obligating Buyer to assume Seller’s obligations with regard to, and to indemnify and hold harmless the Seller from, the Assumed Liabilities as defined in Section 2.2(A) below; and

(C)           Execution of Promissory Note.  Buyer shall execute a promissory note in form and content substantially as shown on Exhibit A attached hereto (the “Promissory Note”) pursuant to which, among other things, the Buyer shall pay Franchisor the principal sum of [**********].

2.2           Assumed and Retained Liabilities.

(A)          Assumed Liabilities.  The following shall constitute, and are herein together referred to as, the “Assumed Liabilities”:

(1)           Those liabilities which are (a) identified on Schedule 2.2(A)(1) attached hereto (including outstanding purchase orders, trade accounts payable and accrued liabilities and expenses reflected on said Schedule) and (b) any trade payables not so listed if (i) Seller does not have “Knowledge” (which term, when used in reference to any person, means matters which are known to such persons and matters which might reasonably be discovered by them in the exercise of due inquiry, excluding inquiry of any adverse party to this Agreement) thereof, (ii) invoices are delivered to Buyer promptly following their receipt or discovery, (iii) [******************************************** *********************************************************************************************], and (iv) such liabilities are listed in the Supplemental Schedule provided for in Section 3.2(E)(2) (the “Assumed Balance Sheet Liabilities”);

(2)           Subject to the exclusion provided for in Section 2.2(B)(4)(e), the Seller’s obligations to all individual and corporate customers to provide training which has been purchased by such customers prior to the Effective Date but not yet delivered as of the Effective Date (the “Training Obligations”);

(3)           Any obligation for cash refunds to customers in respect to any prepaid training, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(e);

(4)           Any obligation to pay for training provided by any other franchisee or affiliate of the Franchisor in respect to national training coupons sold by Seller, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(f);

(5)           Any debt, liability or obligation accruing from and after the Effective Date under or pursuant to any of the Assigned Contracts;

(6)           Any debts, liabilities or obligations incurred by Buyer, or actions, claims or lawsuits asserted against either Buyer or Seller, which relate to the operation of the Business on or after the Effective Date; and

(7)           Any claim (and any liability resulting therefrom) against Seller which is made by a person employed by Seller immediately prior to the Effective Date which is based solely upon Buyer’s failure or refusal to make an offer of employment to such person as of the Effective Date (but excluding claims arising from any other circumstances, including but not limited to, any agreements existing or alleged to exist between Seller and any such person, or any claims under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109, as amended, or any claims under the Employee Retirement Income Security Act of 1974, as amended).

(B)           Retained Liabilities.  Buyer shall not be obligated to pay, perform or abide by, and Seller shall retain exclusive responsibility for, any liabilities, debts, obligations, undertakings or commitments of the Seller (the “Retained Liabilities”), other than the Assumed Liabilities.  Except for Assumed Balance Sheet Liabilities identified and set forth on Schedule 2.2(A)(1) (as amended by the Supplemental Schedule), the Retained Liabilities shall include, but not be limited to, the following:

(1)           Any sales, use, income, gross receipts, excise, franchise, employment, withholding or other imposition, duty or tax (each, a “Tax”) imposed by or payable to any governmental body, federal, state or local, on or with respect to any period prior to the Effective Date or in respect to the sale and transfer of the Purchased Assets or the Assumed Liabilities;

(2)           Any liability or obligation accruing prior to the Effective Date in respect to (a) any employee benefit plan or any other employee benefit arrangement or commitment which is or has been maintained or contributed to by Seller, (b) any portion of any bonuses earned or accrued upon the basis of any events occurring prior to the Effective Date, (c) any accrued vacation benefits, or (d) any obligation to reimburse any employee for expenses incurred prior to the Effective Date;

(3)           Any liability or obligation which, absent this provision, comprises a part of the Assumed Liabilities but which is covered by any insurance policy maintained by Seller or any of Seller’s affiliates (but, then, only to the extent of such insurance coverage);

(4)           Any (a) inter-company charges or amounts due Parent or any affiliate of Seller or Parent, (b) claims relating to inter-franchise payment obligations which are based on the non-payment of amounts owing any other franchisee of the Franchisor, (c) amounts due for borrowed money, (d) obligations arising under any agreement, instrument or other contractual undertaking or commitment that is not an Assigned Contract or which is not an Assumed Liability, (e) obligations to refund prepayments by customers which Seller received without providing any training prior to the Effective Date or which prepayments represent duplicate payments, or (f) inter-franchise obligations relating to payment for training provided by franchisees of the Franchisor other than the Buyer or its affiliates upon redemption of national training coupons sold by Seller prior to the Effective Date in circumstances where same are redeemed more than one (1) year after the issuance of such coupons;

(5)     [********************************************************************* ************************************************************************************************ ************************];

(6)           Any (a) liability or obligation to indemnify any director, officer, employee or agent of Seller, except with regard to indemnification obligations owed to Seller or Parent from Buyer and/or Owners arising under this Agreement, (b) liability arising out of or in connection with any violation of a statute or governmental rule, regulation, directive or other requirement, and any liability or obligation of a conditional, contingent or similar nature except for matters which arise from or relate to a breach of the Owner Business Representations (as defined and further described in Section 6.3 below), or (c) liability or obligation which arises from or is based on a claim for injury to or death of persons, or damage to or destruction of property, regardless of when asserted, but which arises from facts or circumstances which occurred prior to the Effective Date;

(7)           The obligations of Seller, Parent or their affiliate(s) on any guaranty of the Facilities Lease (but subject to the provisions set forth in Section 4.1); and

(8)           Any debts, liabilities or obligations incurred by Seller, or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business prior to the Effective Date, except for matters which arise from or relate to (x) a breach of the Owner Business Representations (as defined and further described in Section 6.3 below), (y) the Assumed Liabilities, and/or (z) the Training Obligations.

Section 3               CLOSING AND CLOSING DATE

3.1           Closing Date.  The consummation of the transactions provided for in this Agreement (the “Closing”) has been held on the date of this Agreement (the “Closing Date”) effective as of the Effective Date.

3.2           Acts of Seller and Parent.  At the Closing, Seller and Parent, or whichever thereof may be required by the circumstances, has taken such actions and has executed and delivered, or caused to be executed and delivered, to Buyer such certificates, instruments and documents, as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such actions and materials include, but are not be limited to, the following:

(A)          Conveyance Documentation.  Seller shall execute and deliver or cause to be executed and delivered, or has executed and delivered or caused to be executed and delivered, to Buyer (with such acknowledgments required by the circumstances) documents of conveyance which are required to convey to Buyer the Purchased Assets free and clear of all restrictions or conditions to sale, conveyance or transfer and free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, security interests, Taxes, conditions or restrictions of any nature or description whatsoever (“Liens”) (other than those identified on Schedule 3.2(A) hereto, the “Permitted Liens”) and consistent with the other requirements of this Agreement.  Except as otherwise expressly provided in this Agreement, the Purchased Assets are being sold “as is, where is” without any express or implied warranties whatsoever.  Without limiting the generality of the foregoing, the documents of conveyance shall include the following:

(1)           An assignment and assumption agreement (“Assignment and Assumption Agreement”) in form and content substantially as shown on Exhibit B attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by any Assigned Contracts (other than the Facilities Leases);

(2)           An assignment and assumption agreement (“Assignment of Lease”) in form and content substantially as shown on Exhibit C-1 attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by the Burbank Lease, together with which Seller shall deliver a writing signed by the landlord named in the Burbank Lease or other person whose approval or consent is required in connection therewith setting forth such person’s consent to said assignment;

(3)           A sublease agreement (the “Sublease”) in form and content substantially as shown on Exhibit C-2 attached hereto pursuant to which, among other things, the Seller subleases to Buyer certain interests of Seller arising under, provided for in, or governed by the Anaheim Lease, together with which Seller shall deliver a writing signed by the landlord named in the Anaheim Lease or other person whose approval or consent is required in connection therewith setting forth such person’s consent to the Sublease;

(4)           A bill of sale (“Bill of Sale”) in form and content substantially as shown on Exhibit D attached hereto and conveying to Buyer all of the Purchased Assets (other than as provided for in the Assignment and Assumption Agreement, or in the Assignment of Lease, or in any document of title provided for in Section 3.2(A)(5) below);

(5)           An endorsement and delivery of certificates of title required to effectuate the transfer to Buyer of any Vehicles or other Equipment, and any instruments the endorsement and delivery of which is required to effectuate transfer to Buyer; and

(6)           The written consent to assignment (in form and substance reasonably satisfactory to Buyer) of third persons whose approval of any conveyance contemplated herein is required in order to comply with the requirements of any agreement or legal requirement binding on the Seller, Parent or their affiliates.

(B)           Delivery of Possession.  Seller will deliver or cause to be delivered to Buyer, or has delivered or caused to be delivered to Buyer, physical possession of all Records, the originals of all Assigned Contracts, and other tangible properties comprising any part of the Purchased Assets, and all keys, combinations and other mechanisms for controlling access to the Leased Premises and to any lock box or other repository to which Receivables or other correspondence of Seller’s is routinely received.

(C)           Receivables.  Seller maintains with Wells Fargo Bank (the “Custodial Bank”) administrative arrangements regarding the collection of Receivables.  Such arrangement provides for a lock box arrangement with all items of payment delivered thereto.  At the Closing, Seller will deliver, or cause to be delivered, to the Custodial Bank a writing which cancels the account/lock box arrangement and irrevocably instructs the Custodial Bank to remit directly to Buyer all correspondence, items of payment and other materials received by it pursuant to any arrangements maintained with the Seller.  To the extent that Seller shall, from and after the Effective Date, receive any items of payment or be credited with any items of payment in respect to any Receivables, Seller will promptly account to Buyer and pay to Buyer such amounts.

(D)          Seller’s Name.  Seller agrees to and shall permit Buyer to use the name “New Horizons Computer Learning Centers of Greater Los Angeles and Orange Counties, California” as a fictitious business name for so long as the Franchise Agreement remains in effect and, in that regard, shall (i) from time to time at or after the Closing, execute such documents and take such actions as are reasonably requested by Buyer to effectuate such result and (ii) refrain from using or permitting others to use such name or any name similar thereto in the active conduct of business which is competitive with the business of Buyer conducted under that name.

(E)                                 Acts Following Closing

(1)           Lien Releases.  Within thirty (30) days following the Effective Date (or, where a longer period is required for reasons beyond the control of the Seller or Parent, then up to sixty (60) days following the Effective Date), the Seller shall have caused any Liens (excluding the Permitted Liens) of record existing in respect to any of the Purchased Assets to be terminated or otherwise released.

(2)           Supplemental Schedules.  Because of the delay customarily occurring in the posting of certain items to the books and records of Seller, certain of the Schedules provided herewith by Seller reflect information existing as of March 31, 2007 or a later date, but are incomplete as of the Effective Date.  Therefore, within thirty (30) days following the Effective Date, Seller shall deliver to Buyer a schedule (the “Supplemental Schedule”) updating the listings, documents and materials provided for in each of (a) Schedule 1.1(E) pertaining to Receivables, and (b) Schedule 2.2(A)(1) pertaining to Assumed Balance Sheet Liabilities.

(3)           Deliveries Regarding Receivables.  From time to time at the request of Buyer, Seller will provide Buyer with such assistance as Buyer shall reasonably request in order to enable Buyer to enjoy the benefits intended to be conveyed with regard to the Receivables (but no such request shall require the expenditure of funds by, or require anything other than telephone consultations or execution of letters or other written communications to customers of Seller or issuers of credit cards honored by Seller in respect to the Receivables).

3.3           Acts of Buyer and Owner.  At the Closing (or, as to payments provided for in Clause (A) below, on the Effective Date), Buyer and Owner, or whichever thereof is required by the circumstances, will execute and deliver or cause to be executed and delivered, or has executed and delivered or caused to be executed and delivered, to Seller and Parent, or whichever thereof shall be required by the circumstances, such certificates, instruments and documents as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such shall include, but not be limited to, the following:

(A)          Cash Payments.  Buyer shall (i) pay to Franchisor the Franchisor Cash Payment as provided for in Section 2.1(A)(1), (ii) pay to Seller the Other Cash Payment as provided for in Section 2.1(A)(2) and (iii) deliver to Franchisor an executed Promissory Note as provided for in Section 2.1(C) which, after full performance of subsections (i) and (iii) shall satisfy Buyer’s obligation to pay an initial franchise fee (the “Initial Franchise Fee”) in connection with the matters provided for in Section 3.5(B) below.

(B)           Assumption.  Buyer will execute and deliver, or has executed and delivered, to Seller (i) the Assignment and Assumption Agreement pursuant to which, among other things, the Buyer assumes the Assumed Liabilities and all obligations accruing on or after the Effective Date under any of the Assigned Contracts, and (ii) the Assignment of Lease pursuant to which, among other things, the Buyer assumes the obligations of Seller under the Facilities Leases to the extent same accrue from and after the Effective Date.

(C)           Secretary’s Certificate; Resolutions.  The secretary or other officer of Buyer has delivered or shall have delivered to Seller a certificate, dated as of the Effective Date, and to the effect that all action required to authorize and direct the execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and that all such action so taken remains in effect without modification or revocation.  There shall be attached to such certificate a true and complete copy of the resolutions adopted by the sole shareholder of Buyer authorizing such actions.

3.4           Prorations at Closing.  Any and all real property Taxes, personal property taxes, assessments, lease rentals, and other charges applicable to the Leased Premises, the Purchased Assets or the Assumed Liabilities will be prorated to the Effective Date, and such Taxes and other charges shall be allocated between the Parties by adjustment at the Closing, or as soon thereafter as the Parties may agree.

3.5           Other Agreements.  In addition to the matters provided for elsewhere in this Agreement, at or prior to the Closing, the Parties shall additionally execute, or cause their affiliates named therein to execute, the following separate agreements:

(A)          Employment Arrangements.  On the Closing Date but as of the Effective Date, Seller shall terminate the existing employees of the Business and Buyer shall offer employment and benefits (including health insurance) to those employees who Buyer wishes to employ, all at Buyer’s sole cost and expense.

(B)           Franchise Agreement.  Buyer and New Horizons Franchising Group, Inc., an affiliate of Seller and wholly-owned direct or indirect subsidiary of Parent, as franchisor (the “Franchisor”), shall execute a standard ten (10) year franchise agreement (the “Franchise Agreement”).

(C)           Consents and Approvals.  All consents, approvals or authorizations of any governmental agency (including the California Bureau for Private Postsecondary and Vocational Education (“BPPVE”)), the landlord named in each Facilities Lease and any other person whose approval is required to assign to the Buyer the Assigned Contracts and any other Purchased Assets shall have been obtained on terms satisfactory Buyer and shall be in full force and effect; and all Permits required to allow Buyer to conduct the operations of the Business following the Effective Date shall have been assigned to Buyer by Seller or otherwise obtained by Buyer.

Section 4               ADDITIONAL COVENANTS AND AGREEMENTS

4.1           Indemnity of Owner Regarding Guarantee of each Facilities Lease.  Together with the requirements set forth in this Agreement, the Buyer is acquiring, by way of assignment of each Facilities Lease, the leasehold interests of Seller and certain other corporations affiliated by common ownership with the Seller.  Parent is or may be a guarantor or otherwise obligated for the performance by the tenant or lessee named in each Facilities Lease, which tenant or lessee will include the Buyer or its affiliates from and after the Effective Date, and Parent may not be permitted to modify or cancel its guaranty of the Facilities Lease in connection with the its assignment.  Accordingly, Parent may remain liable on the Facilities Lease in the event Buyer is unable to perform thereunder as required in the Assignment of Lease (or in any sublease executed in lieu of an Assignment of Lease).  In consideration of the transfers contemplated in this Agreement and the assignment (or subletting) of each Facilities Lease, Owner agrees to and does hereby indemnify and agree to hold Parent harmless of and from any claims made by the landlords named in each Facilities Lease based on a breach by Buyer (or any affiliated entity of the Buyer) of any such Facilities Lease; provided, however, the aggregate liability of the Owner hereunder in respect to all of the aforesaid Facilities Leases shall be and is limited to the aggregate sum of [*********************************].

4.2           Non-Solicitation.  Excluding persons employed by Seller in connection with the Business to whom Buyer shall make offers of employment as provided for in Section 3.5(A), Buyer and Seller agree not to solicit, recruit or hire any employees of the other Party, or the other Party’s affiliates, for so long as the Franchise Agreement remains in effect or, if a shorter period of time, for six (6) months following the termination of the employee’s employment with such Party or such Party’s affiliates.

4.3           Customer Records. The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Closing Date, Seller agrees to deliver to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Training Obligations.  In the event that Seller is audited by any federal, state or local entity following the Effective Date, Buyer shall provide Seller or its designees with reasonable access, during normal business hours, to all original customer files related to the Purchased Assets.

4.4           Insurance.  If Seller or Parent or any of their affiliates possess insurance which provides coverage in respect to any claim of loss made after the Effective Date, then such insurance shall be deemed primary coverage for any such loss and Seller, Parent and their affiliates agree to cooperate with the Buyer in filing and prosecuting any claim of loss relating to such matters.  For a period of not more than three (3) years following the Effective Date, Buyer agrees to maintain general liability insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate; and, upon written request by the Seller, Buyer will provide Seller with certificates of insurance naming Seller or its affiliated companies as additional insureds in order to ensure that Buyer is able to meet its indemnification obligations hereunder.

4.5           Further Assurances.  Each of the Parties agree to use their best efforts to timely satisfy any conditions to Closing provided for herein and to assist each other in doing such things and matters as are required to consummate the transactions provided for herein.  Without limiting the generality of the foregoing, the Seller and Parent agree to assist the Buyer in procuring timely transfer of all Assigned Contracts (including licenses, authorized training center agreements, vendor contracts and Software licenses).

4.6           Announcements; Confidentiality.  The Parties (or certain of the Parties or their predecessors) have previously executed a Confidentiality Agreement in connection with the transactions contemplated herein.  As of the Effective Date, said Confidentiality Agreement shall be of no further force or effect and, instead, the Parties agree as follows:

(A)          Confidentiality Agreement.  Except to the extent of the representations and warranties provided for in this Agreement, no Party shall have any liability to the other based on any claim that the information provided by such Party pursuant to the Confidentiality Agreement was untrue, incomplete or misleading in any way.  Rather, the Parties shall be entitled to rely only upon the representations and warranties set forth or provided for in this Agreement.

(B)           Public Announcements.  The Seller and Parent, on the one hand, and Buyer and Owner, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the others, unless counsel has advised such Party that such release or other public statement must be issued immediately and the issuing Party has not been able, despite its good faith efforts, to secure the prior approval of the other Parties.

4.7           Financial Audit Cooperation.  Buyer shall provide reasonable assistance to Seller and Parent regarding the 2006 and 2007 financial audits for Parent, which assistance shall include gathering documentation, providing requested account analysis and generally responding to inquires from Seller’s outside auditors; provided, however, Seller shall reimburse Buyer for any out-of-pocket expense incurred by Buyer in connection with the rendering of such assistance.

4.8           Room Rental.  Seller shall rent four (4) classrooms to Buyer at the facility leased to Seller under its occupancy lease covering the leased premises at 100 Corporate Pointe, Suites 270 and 288, Culver City, California (the “Culver City Lease”) at a rate of $6,874 per week for a period of four (4) weeks from and after the Effective Date, at which time the room rental contemplated hereby shall terminate and Buyer must surrender possession of the leased premises under the Culver City Lease to the landlord named thereunder.

4.9           Security Deposit for Burbank Lease.  On the Effective Date, Seller shall assign to Buyer its security deposit under the Burbank Lease and Buyer, concurrently therewith on the Effective Date, shall pay to Seller the sum of $19,607.70 (which payment is included in the Other Cash Payment) for the security deposit so assigned.

Section 5               REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller and, in certain cases, Parent represent and warrant to the Buyer and Owner as follows:

5.1           Organization and Existence.  Seller and Parent are Delaware corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all necessary corporate power to own its assets (including the Purchased Assets) and to operate its business (including the Business) as now owned and operated by them.

5.2           Authority.  Seller and Parent each has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement.  All approvals of the Seller’s and/or Parent’s board of directors or other governing body required to authorize the execution, delivery and performance of this Agreement by such Parties has been obtained and, assuming due execution and delivery by the Buyer and Owners, this Agreement represents a legal, valid and binding obligation of Seller and Parent that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

5.3           Title.  Seller has good and marketable title to, or a valid leasehold or licensed interest in, all of the Purchased Assets and, except as otherwise indicated herein, such Purchased Assets are free and clear of any Liens other than the Permitted Liens.

5.4           No Breach; Required Approvals.  The execution and delivery by the Seller and Parent of this Agreement, the consummation by them of the transactions contemplated hereby, and the performance by them of their obligations under this Agreement:

(A)          will not violate any provision of the charter or bylaws of such Parties, nor violate any laws, orders, decrees, judgments or rulings of any judicial or governmental body applicable to the Seller or Parent; and

(B)           except as shown on Schedule 5.4 attached hereto, will not require the Seller or Parent to obtain any consents or approvals of, or make any filings with or give any notices to, any governmental bodies or any other person and will not violate, result in the breach of, or constitute (or with notice or lapse of time or both, constitute) a default under any contract, lease, license or other agreement to which the Seller or Parent is a party or is bound.

5.5           Receivables.  The Receivables consist of those identified pursuant to the requirements of Section 1.1(E) and Seller has not received any written notice, nor does it have any Knowledge of the existence of any claim of offset or counterclaim by any account debtor.

Otherwise, Seller makes no representation or warranty regarding the quality of the Receivables nor whether or not they are collectable.

5.6           The Business and Related Matters.  To the best of Seller’s Knowledge, the Seller represents as follows (the “Seller Business Representations”):

(A)          Except as expressly set forth in Seller’s most recent financial statements, a copy of which is attached hereto as Schedule 5.6(A) (the “Seller Financial Statements”), there is no liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation, with regard to the Business, nor does Seller have Knowledge that any supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason;

(B)           As to each of the Assigned Contracts which is material to the operation of the Business, each is in full force and effect and no party thereto is in default or has failed to timely and fully discharge its obligations thereunder, nor has there occurred any event that, with the lapse of time and/or the giving of notice, would constitute a default thereunder;

(C)           The Business is in material compliance with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Effective Date have been paid or accrued;

(D)          Except as otherwise expressly set forth in this Agreement, all Governmental Permits which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such Governmental Permits are sufficient to permit the Business to be operated in its condition as of the Effective Date;

(E)           The Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and Seller does not have Knowledge of circumstances which are likely to result in a material violation of any of the foregoing;

(F)           There are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business or any of the Purchased Assets or Assumed Liabilities; and

(G)           The Schedules provided for in Section 1.1 and Section 2.2 are true and complete with respect to the matters provided for therein.

Section 6               Representations of Buyer And Owner.  Buyer and/or Owner, or whichever thereof is referred to or as the circumstances require (and, if both, then jointly and severally), represent and warrant to the Seller and Parent as follows:

6.1           Organization and Existence.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Owner owns 100% of the issued and outstanding equity interests of Buyer.

6.2           Authority.  Buyer has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement and the execution of this Agreement has been duly authorized by the Owner.  Assuming due execution and delivery by the Seller and Parent, this Agreement represents a legal, valid and binding obligation of Buyer and Owner that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

6.3           The Business and Related Matters.  Buyer and Seller acknowledge that Owner has served and, as of the Effective Date, continues to serve as General Manager for the Business and have been responsible for managing those who are involved in its day to day affairs and operations.  As a result, Owner represents as follows (the “Owner Business Representations”):

(A)          Except as expressly set forth in the Seller Financial Statements, there is no liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation, with regard to the Business, nor does Owner have Knowledge that any supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason;

(B)           As to each of the Assigned Contracts which is material to the operation of the Business, each is in full force and effect and no party thereto is in default or has failed to timely and fully discharge its obligations thereunder, nor has there occurred any event that, with the lapse of time and/or the giving of notice, would constitute a default thereunder;

(C)           The Business is in compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Effective Date have been paid or accrued;

(D)          Except as otherwise expressly set forth in this Agreement, all Governmental Permits which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such

Governmental Permits are sufficient to permit the Business to be operated in its condition as of the Effective Date;

(E)           The Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and Owners have no Knowledge of circumstances which are likely to result in a material violation of any of the foregoing;

(F)           There are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business or any of the Purchased Assets or Assumed Liabilities; and

(G)           The Schedules provided for in Section 1.1 and Section 2.2 are true and complete with respect to the matters provided for therein.

6.4           Approvals.  Buyer has obtained the consent of the BPPVE to conduct the operations of the Business following the Effective Date related to the sale of education services to consumers and has received approval of the BPPVE to transfer Seller’s consumer license to Buyer as of the Effective Date.   A true and correct copy of such BPPVE consent and approval is attached as Schedule 6.4.

Section 7               INDEMNIFICATION

7.1           Indemnity by Buyer and/or Owner.

(A)          Buyer and Owner shall indemnify, hold harmless and defend Seller and Parent, and their respective affiliates, officers, agents and employees (each, a “Seller Indemnified Party”), from and against any cause of action, claim, loss or liability arising out of or resulting in any way from any breach or violation of the representations and warranties set forth in Section 6, provided that such indemnification is subject to the conditions set forth in Section 7.3.

(B)           Buyer and Owner shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (v) acts of Owner which relate to sexual harassment, discrimination or other employment-related claims brought by either [***************], a current employee of Seller, or [****************], a former employee of Seller; (w) the negligent acts or omissions of Buyer’s officers, employees, agents or members occurring in connection with the conduct of the Business from and after the Effective Date; (x) any breach of any covenant of Buyer and/or Owner set forth in this Agreement; (y) any debts, claims, liabilities or lawsuits which relate to and are based upon the use or operation of the Business or the Purchased Assets from and after the Effective Date; and (z) the failure of Buyer to fully and adequately pay, perform or observe the requirements of the Assumed Liabilities, including the Training Obligations.

7.2           Indemnity by Seller.  Seller shall indemnify, hold harmless and defend Buyer, Owner, and their respective affiliates, officers, agents, members and employees (each, a “Buyer Indemnified Party”) from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Seller’s officers, employees, agents or partners occurring in connection with the conduct of the Business prior to the Effective Date; (ii) any breach or violation of the representations and warranties set forth in Section 5, provided that such indemnification is subject to the conditions set forth in Section 7.3 and to the limitations set forth in Section 7.5; (iii) any breach of any covenant of Seller or Parent set forth in this Agreement; (iv) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Purchased Assets prior to the Effective Date, including the Retained Liabilities, and (v) any failure to obtain the appropriate release or termination of any Liens as contemplated in Section 3.2(E)(1) or any adverse action being taken by any secured party having a claim through or under Seller or Parent in respect to such Liens at any time.

7.3           Necessity of Reliance.  Notwithstanding anything contained herein to the contrary, the Parties agree and acknowledge that no duty to indemnify shall arise by virtue of:

(A)          a breach of Section 7.1(A) by Buyer and/or Owner if Seller or Parent had Knowledge of the matter which otherwise gave rise to the duty to indemnify; and/or

(B)           a breach of Section 7.2(ii) by Seller or Parent if Owner had Knowledge of the matter which otherwise gave rise to the duty to indemnify.

7.4           Indemnification Procedure.

(A)          Notification of Claim.  Any person seeking indemnification under Section 7.1 or Section 7.2 (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnification is being sought (the “Indemnifying Party”) in writing of any claim or demand for which the Indemnified Party is asserting an indemnification claim.  Such notice shall be accompanied by a reasonably full description of the basis for such claim or demand, a reference to the provisions of this Agreement under which liability is asserted and a statement as to the known amount of the loss or damage (or, if not known, an estimate thereof if a reasonable basis exist for estimating the same); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party for any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.

(B)           Defense of Legal Actions.  If the claim which is the subject of any notification given pursuant to Section 7.4(A) is based on a legal action filed by any third person (a “Third Party Claim”), the Indemnifying Party shall have the right to take over the defense thereof, but the Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of its receipt of a claim notice pursuant to Section 7.4(A) as to whether or not it will assume the defense against such Third Party Claim.

(1)           If the Indemnifying Party elects to take over the defense of such Third Party Claim, then: (aa) it shall keep the Indemnified Party informed as to the status thereof and promptly provide copies of pleadings and other filings in the case; (bb) the Indemnifying Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnified Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnified Party not fully satisfied by the Indemnifying Party, (y) the result would in any way restrict the future activity of the Indemnified Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnified Party or any of its affiliates; and (cc) the Indemnified Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost.

(2)           If the Indemnifying Party does not elect to take over the defense of such Third Party Claim, then: (aa) the Indemnified Party shall keep the Indemnifying Party informed as to the status thereof and promptly provide copies of all pleadings and other filings in the case; (bb) the Indemnified Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnifying Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnifying Party not fully satisfied by the Indemnified Party, (y) the result would in any way restrict the future activity of the Indemnifying Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnifying Party or any of its affiliates; (cc) the Indemnifying Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost; and (dd) the Indemnified Party may preserve its rights to indemnification for the recovery of any losses arising from such Third Party Claim or the costs of defending the same, including, without limitation, reasonable attorney’s fees.

(3)           The Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any Third Party Claim.

7.5           Limitations.  Seller’s liability for breach of any of the Seller Business Representations set forth in Section 5.6 shall be limited to the amount of the Cash Payments.

7.6           Exclusivity of Remedies.  The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to, and limited by, the indemnification provisions set forth in this Section 7.

Section 8               MISCELLANEOUS

8.1           Notices.  All notices with respect to this Agreement will be in writing and sent by hand delivery, overnight delivery via a national courier service, certified mail or facsimile to the Parties at their addresses or facsimile numbers as follows:

If to Seller or Parent:

New Horizons Computer Learning Center of Santa Ana, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 650

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer or Owner:

KML Enterprises, Inc.

Attention:  Kevin M. Landry, President

9 Windflower

Coto de Caza, CA 92679

Tel:  (949) 766-9883

Fax:  (949) 766-9884

8.2           Entire Agreement; Assignment.  This Agreement, together with the Exhibits and Schedules provided for herein and attached hereto, represents the entire agreement and understanding between the Parties and is and shall be binding on each Party and its or his respective successors, heirs and assigns.  This Agreement may not be assigned without the written consent of the other Party, and may only be amended by a written agreement signed by authorized representatives of all Parties.

8.3           Waiver.  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

8.4           Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

8.5           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

8.6           Facsimile Signatures.  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

8.7           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within the State of California without giving effect to conflicts of laws principles.

(End of Page)

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

NEW HORIZONS COMPUTER LEARNING
CENTER OF SANTA ANA, INC.

By:_______________________________

Mark A. Miller

Chief Executive Officer

PARENT:

NEW HORIZONS WORLDWIDE, INC.

By:_______________________________

Mark A. Miller

Chief Executive Officer

BUYER:

KML ENTERPRISES, INC.

By:_______________________________

Kevin M. Landry

President

OWNER:

__________________________________

Kevin M. Landry, an individual

EXHIBIT A

PROMISSORY NOTE AND GUARANTY

$37,500.00	June 1, 2007

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to the order of New Horizons Franchising Group, Inc., a Delaware corporation (“New Horizons”), or order, the sum of $37,500 which principal shall be due and payable in the amounts and on the dates set forth below:

Due Date	Payment Amount

August 15, 2007	12,500.00
September 15, 2007	12,500.00
October 15, 2007	12,500.00

Maker reserves the right to prepay all or any portion of this Promissory Note and Guaranty (“Promissory Note”) at any time and from time to time without premium or penalty of any kind by paying the principal amount of such prepayment.

In the event that (a) Maker shall default in the payment of principal due hereunder and such default shall continue for ten (10) days after the mailing of written notice of such default to Maker at Maker’s last known address, or (b) a receiver is appointed for Maker or Guarantor (if applicable) or any part of Maker’s property, or (c) Maker or Guarantor (if applicable) makes any general assignment for the benefit of Maker’s or Guarantor’s creditors, or any proceeding is commenced by or against Maker or Guarantor (if applicable) or any guarantor, surety, endorser, or other person directly or indirectly liable for any of the obligations hereunder, or (d) Maker shall be deemed in default of that certain Franchise Agreement dated June 1, 2007 between Maker and New Horizons (the events described in subparts (a), (b), (c) and (d) are collectively referred to as Default”), the holder of this Promissory Note at the time of the Default (the “Holder”) shall have the right, if a Default occurs, to declare the outstanding principal balance hereof immediately due and payable in full (the “Balance Due”).

If a Default occurs, Maker also agrees to pay upon demand all costs and expenses reasonably incurred or paid at any time by Holder, including, but not limited to, reasonable attorneys’ fees and other legal costs, in enforcing payment and collection of the Balance Due of this Promissory Note.

Maker and Guarantor (if applicable) agree: no delay or omission by Holder in exercising any of its rights or remedies hereunder or otherwise shall impair any of such rights or remedies, nor shall any such delay or omission be construed as a waiver of any Default hereunder, and Holder may exercise every such right and remedy from time to time as often as Holder may deem expedient; all rights and remedies of Holder whether or not granted hereunder shall be cumulative and may be exercised singularly or concurrently, and no such right or remedy is intended to be exclusive of any other right or remedy of Holder; and no waiver by Holder of any

Default hereunder shall be effective unless in writing and signed and delivered by Holder, and no such waiver or any default shall extend to or affect any subsequent or other Default or impair any rights or remedies of Holder.

This Promissory Note shall be the joint and several obligation of Maker, Guarantor and all guarantors, sureties, endorsers, and/or any other persons now or hereafter liable hereon, if any, and shall be binding upon them and their heirs, executors, personal representatives, successors and assigns.

Any demand upon or notice of other communication to Maker and/or Guarantor shall be effective if delivered by hand delivery or deposited in the mails, postage prepaid, addressed to Maker and/or Guarantor at the address(es) of Maker and/or Guarantor as set forth in Holder’s records, or, if Maker and/or Guarantor has notified Holder of a change of address, to the last address of which Holder has been so notified.

Maker and Guarantor, for Maker and Guarantor and for any guarantors, sureties, endorsers and/or any other persons now or hereafter liable hereon, if any, hereby waive demand for payment, presentment for payment, protest, notice of nonpayment or dishonor, and any and all other notices and demands whatsoever.

If any provision or application of this Promissory Note is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Promissory Note that can be given effect without the invalid or unenforceable provision or application.

For additional and other value received, the existence, amount and sufficiency of which are hereby acknowledged, the undersigned guarantor(s) (singly or collectively referred to as “Guarantor”) jointly and severally hereby guarantees to Holder (a) the immediate, absolute and unconditional payment of the Balance Due of this Promissory Note after Default and (b) the immediate, absolute and unconditional payment of all costs and expenses reasonably incurred or paid at any time by Holder, including, but not limited to, reasonable attorneys’ fees and other legal costs, in enforcing payment and collection of the Balance Due of this Promissory Note.

This Promissory Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and to be performed wholly within such state.

IN WITNESS WHEREOF, Maker and, Guarantor, if applicable, have executed and delivered this Promissory Note at the place specified above and as of the date first written above.

MAKER:

KML ENTERPRISES, INC.

By:_______________________________

Kevin M. Landry

President

GUARANTOR:

__________________________________

Kevin M. Landry, an individual

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made for the consideration provided for in, and pursuant to the requirements of, a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF SANTA ANA, INC., a Delaware corporation (“Assignor”), and KML ENTERPRISES, INC., a California corporation (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, Assignee desires to purchase and acquire from Assignor all of the Assignor’s right, title and interest in, or arising under or pursuant to, those certain agreements described in the Agreement, and herein referred to, as the “Assigned Contracts”, being those (excluding, for these purposes, the Facilities Leases) identified on the Attachment hereto, as a consequence of which the Assignee is willing to assume Assignor’s obligations, responsibilities and liabilities under the said Assigned Contracts which accrue from and after the date hereof;

NOW, THEREFORE:

1.             Assignor hereby assigns, transfers and conveys to Assignee, all of Assignor’s right, title and interest in, to and under the Assigned Contracts as defined herein and identified on the Attachment hereto effective as of the date hereof.

2.             Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the said Assigned Contracts which accrue from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the Effective Date provided for in the Agreement.

ASSIGNOR	ASSIGNEE

NEW HORIZONS COMPUTER LEARNING	KML ENTERPRISES, INC.
CENTER OF SANTA ANA, INC.

By:	By:
Mark A. Miller	Kevin M. Landry
Chief Executive Officer	President

ATTACHMENT

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

The following is a listing of the Assigned Contracts, including the Customer Contracts but excluding the Facilities Leases, to be and herewith assigned to the Assignee.  To the extent in writing, there is attached hereto a true and complete copy of each of the Assigned Contracts.

EXHIBIT C-1

ASSIGNMENT OF LEASE

STATE OF CALIFORNIA	)
	)	ASSIGNMENT OF LEASE
COUNTY OF LOS ANGELES	)

FOR VALUABLE CONSIDERATION, and in consideration of the agreements of the parties set forth in a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF SANTA ANA, INC, a Delaware corporation (“ASSIGNOR”) and KML ENTERPRISES, INC., a California corporation (herein called “ASSIGNEE”), the undersigned ASSIGNOR and the indirect parent company of Seller, does hereby set over, transfer, sell and assign unto ASSIGNEE all of ASSIGNOR’S right, title and interest in and to the following described lease and agreements (the “Facilities Lease”) entered into by and between ASSIGNOR, as tenant or lessee, and the landlord or lessor named below:

Name of Landlord:	Arden Realty Finance Partnership, L.P., a California limited partnership

Address of Premises:	333 North Glenoaks Blvd., Suite 401, Burbank, CA 91502

Date of Lease:	December 31, 1998

Amendments:	First Amendment to Office Lease dated as of January 11, 1999; Second Amendment to Office Lease dated as of May 21, 1999; and Third Amendment to Office Lease dated as of February 14, 2005.

ASSIGNOR warrants that it has full title to the foregoing leasehold estate, that the Facilities Lease is in full force and effect, that no condition or state of facts exists which would constitute a default by ASSIGNOR or, to the Knowledge (as defined in the Agreement) of ASSIGNOR, by any other party to the Facilities Lease, and ASSIGNOR has the power and right to assign its rights as herein provided (subject to the approval of the landlord above named).

By its execution below, ASSIGNEE agrees to assume, and to pay, perform and abide by, all of the obligations, indebtedness, terms, provisions and conditions undertaken to be paid, performed or complied with by ASSIGNOR under or pursuant to the Facilities Lease at any time from and after June 1, 2007.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment of Lease effective as of the 1st day of June, 2007.

NEW HORIZONS COMPUTER LEARNING CENTER OF SANTA ANA, INC.

By:
Mark A. Miller
Chief Executive Officer

KML ENTERPRISES, INC.

By:
Kevin M. Landry
President

[LANDLORD’S CONSENT TO THE FOREGOING ASSIGNMENT IS CONTAINED IN A SEPARATE AGREEMENT ENTITLED “ASSIGNMENT AND CONSENT TO ASSIGNMENT AGREEMENT”]

EXHIBIT C-2

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made and entered into as of this 1st day of June, 2007, by and between New Horizons Worldwide, Inc., a Delaware corporation (“Sublessor”), and KML Enterprises, Inc., a California corporation (“Sublessee”).

RECITALS

A.            Sublessor leases from Maguire Properties-Stadium Gateway, LP, a Delaware limited partnership (“Landlord”) the premises located at 1900 S. State College Blvd., First Floor, Anaheim, CA  92806 (the “Entire Premises”) pursuant to a certain Office Lease dated February 15, 2000, as amended by that certain First Amendment to Office Lease dated June 9, 2000, as further amended by that certain Second Amendment to Office Lease dated April 25, 2001, as further amended by that certain Third Amendment to Office Lease dated August 3, 2001, as further amended by that certain Fourth Amendment to Office Lease dated July 24, 2003, as further amended by that certain Partial Lease Termination dated September 15, 2006 (collectively the “Lease”) attached hereto as Attachment 1;

B.            Sublessor currently subleases a portion of the Entire Premises known as Suite 120 to First NLC Financial Services, LLC and NLC Financial Services, LLC (the “First NLC Sublet Premises”) pursuant to a Sublease Agreement dated December 24, 2002, as amended (the “First NLC Sublease”);

C.            Sublessor now wishes to sublease the remaining portion of the Entire Premises to Sublessee known as Suite 100 (which excludes the First NLC Sublet Premises) comprised of 19,247 square feet (hereinafter the “Premises”), and Sublessee wishes to sublease the Premises from Sublessor in order for Sublessee to operate a New Horizons Computer Learning Center on the Premises, subject to the terms of a franchise agreement between Sublessee and New Horizons Franchising Group, Inc. dated June 1, 2007 (the “Franchise Agreement”); and

D.            Sublessee acknowledges that it has received, reviewed, and approved the Lease.

The parties agree as follows:

1.             SUBLEASE TERM

1.1           Term.  Sublessor hereby subleases the Premises to Sublessee, and Sublessee accepts such sublease, subject to the terms of this Sublease and applicable provisions of the Lease.  The Sublease shall commence on June 1, 2007 (“Sublease Commencement Date”), shall expire on December 31, 2011 (the “Sublease Term”); provided, however, that the Sublease shall automatically terminate upon the expiration or termination of the Franchise Agreement.

1.2           Conflict with Term of Franchise Agreement.  Sublessor and Sublessee acknowledge that the term of the Franchise Agreement may extend beyond the term available under the Lease and that Sublessor cannot extend the term of this Sublease beyond the remaining term under the Lease.  Sublessee acknowledges that this Sublease may terminate due to the expiration of the remaining term under the Lease prior to the expiration of the Franchise Agreement for the Premises.   Sublessee acknowledges and agrees that in order to avoid an automatic termination of the Franchise Agreement, it must negotiate a new direct lease with the Landlord for the Premises or otherwise obtain a right to retain possession of the Premises in accordance with the Franchise Agreement.

2.             RENT

2.1                               Monthly Rent.  Beginning on the Sublease Commencement Date, Sublessee shall pay to Sublessor a monthly rental payment (“Rent”) in accordance with the schedule set forth below:

Sublease Term	Monthly Rent

Sublease Commencement Date through December 31, 2011	$40,434.74

Sublessee shall make payments of Rent at the address set forth below, due no later than the tenth (10th) day of each month during the sublease Term; provided however, that Sublessee shall pay the first month’s Rent due hereunder upon the execution of this Sublease.

2.2                                 Late Charge and Interest.  Should Sublessee fail to pay any part of the Rent required pursuant to this Lease within five (5) days after the due date, Sublessee shall pay to Sublessor a late charge of ten percent (10%) of the overdue amount as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublessor will incur by reason of late payment by Sublessee.  Acceptance of any late charge shall not constitute a waiver of Sublessee’s default with respect to the overdue amount, or prevent Sublessor from exercising any of the other rights and remedies available to Sublessor.  In addition, Rent not paid when due shall bear interest from the date due until paid at the lesser of fifteen percent (15%) per year or the maximum rate allowed by law.

2.3                                 Partial Months.  Rent for partial months shall be pro rated on the basis of the actual number of days in the month.

2.4                                 Operating Expense Payments.  Sublessee shall pay Operating Expenses (as such term is defined in the Lease) to Sublessor in the amounts and with such frequency as Sublessor is obligated to pay Operating Expense payments to Lessor as expressly set forth in Article IV of the Lease.  For purposes of this Sublease, Subtenant’s share of Operating Expenses shall be 47% of Tenant’s Share as defined in the Lease, as amended.  For point of reference only, as of the date of this Sublease, Tenant’s Share (as such term is defined in the Lease) is 15.02%.

3.                                      PREMISES

3.1                                 Condition.  Sublessee acknowledges that it has inspected the Premises and agrees to accept the Premises “as is.”  Sublessee’s occupancy of the Premises shall conclusively establish that the Premises were in satisfactory condition at such time.  Sublessor makes no representations as to: (a) the square footage of the Premises, (b) the condition of the Premises, (c) the condition of any existing tenant improvements, or (d) compliance with zoning or restrictive covenants.   Sublessee shall, on the last day of the Sublease term, or any extension thereof, or upon any earlier termination of such term, surrender to Sublessor the Premises in good order, condition and state of repair, reasonable wear and tear excepted.

3.2                                 Maintenance and Repair.    Sublessee shall, at its sole cost and expense, perform the maintenance obligations and make any and all repairs or replacements: (a) which Sublessor reasonably believes are required to be made by Sublessor as Lessee under the Lease; (b) which are required by any law now or hereafter affecting the Premises; or (c) which are required pursuant to the terms of the Franchise Agreement.  If Sublessee fails to maintain and repair the Premises, Sublessor may, on five (5) days prior notice, enter the Premises and perform such repair and maintenance on behalf of Sublessee.  However, in the case of an emergency, Sublessor shall have immediate rights to enter the Premises and perform such repair.  In either case, Sublessee shall reimburse Sublessor for all costs so incurred immediately upon demand.  It is the intention of Sublessor and Sublessee, that at all times during the Sublease term and any extension thereof, Sublessee shall maintain the Premises in an attractive, fully operative condition.  Sublessor shall have no responsibility hereunder to repair, maintain or replace any portion of the Premises at any time.  Sublessee waives any benefit of any present or future laws which might give Sublessee the right to repair the Premises at Sublessor’s expense or to terminate the Sublease due to the condition of the Premises.  Sublessee shall not commit any waste.

3.3                                 Use.   Sublessee shall not use the Premises for any purpose other than operating a New Horizons Computer Learning Center as a New Horizons franchisee.   Sublessee acknowledges that neither Landlord, Sublessor, nor any agent acting on their behalf has made any representation or warranty with respect to the suitability of the Premises for the conduct of Sublessee’s business.

3.4                                 Tenant Improvements.  Sublessee is solely responsible for the construction and costs of any leasehold improvements desired by Sublessee, and the demolition of existing leasehold improvements if necessary, including all permits, approvals, or the equivalent thereof, required by a governmental agency.  Sublessee shall not make any alterations or additions costing in the aggregate more than twenty thousand dollars ($20,000) within any twelve (12) month period or make any structural alterations without first obtaining the written consent of Sublessor, subject to any additional requirements for approval under the Lease.  Sublessee shall give Sublessor at least thirty (30) days notice of any alterations or additions so that Sublessor shall have the opportunity to post a notice of non-responsibility, as may be provided for by local law.   Tenant’s  alterations and additions shall be completed on the same terms and conditions as contained in the Lease.

3.5                                 Signs.  Sublessee shall erect only such signs on the Premises as are allowed by the Franchise Agreement and the Lease.

4.                                      INSURANCE

4.1                                 Required Coverage.

(a)                                  Beginning on the Commencement Date and continuing thereafter for the full terms, and any extensions thereof, Sublessee shall maintain in full force and effect, at Sublessee’s sole cost and expense, the various insurance coverages required to be carried by Sublessee under the Franchise Agreement for the Premises; provided, however, that if the amounts and types of insurance coverages required pursuant to the terms of the Lease are greater, Sublessee shall obtain insurance in such greater amounts or types.

(b)                                 Sublessee shall also carry and pay for public liability insurance from a responsible insurance company licensed to do business in the state in which the Premises are located during the entire term of this Sublease in amounts not less than those required by the Franchise Agreement.  Sublessee shall deliver to Sublessor a certificate of insurance for each policy provided for in this Section 4.  Sublessor shall be shown as an additional insured and loss payee on such policies, which shall not be canceled without thirty (30) days notice to Sublessor.

4.2                                 Waiver of Subrogation. Sublessor and Sublessee each waive their right to sue and recover damages against each other with respect to any liability arising under the Lease or this Sublease and which is required to be covered by any insurance policy in the Lease or this Sublease.  Each party agrees to endeavor to cause its insurer to waive its rights against the other party in the event of an insured casualty which is not caused by the willful misconduct of the other party.

4.3                                 Sublessee’s Property.  Sublessee shall be solely responsible for insuring its own property on the Premises.  Sublessor shall not be responsible for loss or damage to the personal property of Sublessee, its sublessees, employees, customers, or invitees, in the absence of the receipt of an insurance payment by Sublessor attributable to such loss (in which event said payment shall be delivered forthwith to Sublessee), or unless such loss or damage was occasioned by the willful misconduct of Sublessor, its agents, servants, or employees; but subject in any event to Section 4.2.

5.                                      DAMAGE TO PREMISES AND CONDEMNATION

If any part of the Premises is condemned or damaged by fire or other casualty during the term of this Sublease, this Sublease shall remain in full force and effect unless and until the Lease is canceled.  If the Lease is canceled for such cause, Sublessee’s obligations under this Sublease shall abate as of the date of such cancellation.  Otherwise, Sublessee’s obligations shall abate only to the actual monetary extent and for the duration that Sublessor’s obligations are reduced under the Lease.  In the event of a condemnation by eminent domain, any award to the Sublessee shall belong to and be paid to Sublessor, including any amount attributable to any leasehold interest, except that Sublessee shall receive from the award a sum, if any, allocated for damage, destruction or taking of Sublessee’s furniture, trade fixtures or equipment; provided, however, that Sublessee is not in default hereunder.  Sublessee may also pursue and retain any award from the condemning authority, payable solely and specifically to Sublessee for the loss of Sublessee’s business.

6.                                      OBLIGATIONS UNDER THE LEASE

6.1                               Assumption by Sublessee.  In addition to the terms, conditions and provisions of this Sublease, Sublessee understands and agrees that this Sublease is subject to each and all of the terms, conditions and provisions of the Lease and of the rights of Lessor thereunder.  Except as expressly provided in this Sublease, Sublessee expressly assumes all of the responsibilities and obligations imposed upon Sublessor as the tenant under the terms of the Lease.  In the event any inconsistency arises between the Lease and this Sublease in the obligations of the Sublessee, the more stringent obligations shall prevail.

6.2                                 Sublessor’s Obligations.  Sublessor covenants to pay all amounts owed to Landlord under the Lease to the extent Sublessee complies with its obligations under this Sublease.  Sublessor acknowledges that this Sublease shall not limit or impair Sublessor’s liability to Landlord under the Lease.

6.3                                 Landlord’s Obligations.  Sublessor shall not be liable to Sublessee for the defaults of Landlord under the Lease.

7.                                      INDEMNITY

7.1                                 Generally.  Sublessee shall indemnify, hold harmless, and defend Sublessor from all claims, costs, damages, liabilities, and loss incurred by Sublessor, including reasonable attorneys fees and costs of suit, as a result of Sublessee’s default under this Sublease or the Lease, or as the result of any act or failure to act by Sublessee, its agents, employees, customers, invitees, licensees, successors, heirs, or assigns, or any and all persons coming upon or near the Premises with regard to the Premises.

7.2                                 Hazardous Materials.  Sublessee agrees to indemnify and hold Sublessor harmless from any and all costs of any remedial action or cleanup of Hazardous Materials suffered or incurred by Sublessor arising out of or related to Sublessee’s use of the Premises.  “Hazardous Materials” means any hazardous, toxic, infectious, or radioactive substances, wastes, or materials listed or defined by any federal or state environmental law.

8.                                      DEFAULT

8.1                                 Notice; Cure.  Sublessee shall cure any failure to perform Sublessee’s obligations under this Sublease or the Lease:  (a) within three (3) days after receiving notice of any monetary default, or (b) within ten (10) days after receiving notice of any non-monetary default, except that if Sublessee cannot reasonably cure the non-monetary default within ten (10) days, Sublessee shall have up to thirty (30) days to complete the cure, so long as Sublessee proceeds with due diligence.  If Sublessee fails to cure defaults during the grace periods specified above, Sublessor shall have the right to declare a default under this Sublease.

8.2                                 Remedies.  Sublessor shall have the following rights and remedies upon a default by Sublessee under this Sublease:

(a)                                Sublessor may terminate this Sublease and upon such termination, Sublessor may recover from Sublessee the amount by which the unpaid rent which would have been earned after termination until the time that Sublessee proves such loss could have been reasonably avoided; and

(b)                                 Sublessor may relet the Premises prior to the breach of this Sublease by Sublessee.  In such case, if Sublessor proves that in reletting the Premises it acted reasonably and in good faith to mitigate damages, it shall be entitled to an award for Sublessee’s improper termination of this Sublease.

(c)                                  Sublessor shall also have the right, but not the obligation, to cure any default by Sublessee.  Sublessee shall repay any costs incurred by Sublessor in doing so upon Sublessor’s written demand.  All amounts owed hereunder shall be considered rent and shall bear interest at the rate of twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less, from five (5) days after such demand to the date of payment.

8.3                                 Franchise Agreement.  Sublessee’s default under the Franchise Agreement or any other document related to Sublessee’s operation of a New Horizons Computer Learning Center on the Premises, including any promissory note, shall be deemed a default under this Sublease.  In addition, Sublessee’s default hereunder shall constitute a default under the Franchise Agreement, and New Horizons Franchising Group, Inc. may terminate the Franchise Agreement in accordance with the terms thereof.

 8.4                              Remedies Cumulative.  The remedies specified in this Sublease are cumulative and in addition to any other remedies which may be available at law or in equity.

9.                                      ASSIGNMENTS

Sublessee shall not assign or sublet the Premises, in full or in part without Sublessor’s prior written consent in each instance, which Sublessor may withhold in its sole discretion.  Any assignment without the requisite consents shall be void and shall, at the option of Sublessor, terminate this Sublease.  The consent by Sublessor to one assignment or subletting shall not be deemed to be consent to any subsequent assignment or subletting.

10.                               UTILITIES

Sublessee is required to open and maintain utility accounts in its name for, and to pay, prior to delinquency, all charges for water, gas, heat, lights, power, trash, telephone service and all other services supplied to the Premises during the term of this Sublease.

11.                               NOTICES

11.1                           Notices:  Any and all notices furnished pursuant to this Sublease shall be in writing and shall be personally delivered, sent by telecopier, mailed by certified mail, return receipt requested, or dispatched by overnight delivery envelope to the respective parties at the following addresses, unless and until a different address has been designated by written notice to the other party:

Notices to Sublessor:                                                                              New Horizons Worldwide, Inc.

1900 S. State College Blvd., Suite 650

Anaheim, CA  92806

Attention:  Legal Department

Notices to Sublessee:                                                                             KML Enterprises, Inc.

9 Windflower

Coto de Caza, CA  92679

Attention:  Kevin Landry

Notices shall be deemed to have been received as follows:  by personal delivery or telecopier — at time of delivery; by overnight delivery service — on the next business day following the date on which the Notice was given to the overnight delivery service; and certified mail — three days after the date of mailing.

11.2                           Under Lease.  Sublessee shall promptly provide Sublessor with a copy of all notices received from Landlord regarding the Premises, the Lease, or this Sublease.

12.                               HOLDOVER TENANCY

At the expiration of the Sublease, or earlier termination for any reason, Sublessee shall immediately surrender possession of the Premises to Sublessor.  Should Sublessee fail to do so, it consents to pay any and all damages which Sublessor may suffer, including attorneys’ fees, costs and expenses incurred by Sublessor to obtain possession of the Premises.  Sublessee expressly waives any notice to vacate at the expiration of the Sublease.  Should Sublessor allow or permit Sublessee to remain in the Premises after the expiration or termination of this Sublease, this shall not be construed as an extension of this Sublease, and such holding over shall be deemed to have created a month-to-month tenancy, subject to all the terms and conditions of this Sublease, except that Sublessee shall pay Rent to Sublessor at a rate equal to two hundred percent (200%) of the monthly rental paid during the one (1) year period immediately preceding the expiration of the Sublease

13.                               LEGAL EXPENSES

In the event either party brings an action against the other by reason of the alleged breach or any term, covenant or condition of this Sublease, the prevailing party shall be entitled to recover from the other party all legal expenses, including reasonable attorneys’ fees, in an amount to be fixed by the court rendering such judgment.  The foregoing provision notwithstanding, in the event Sublessee shall be in default under this Sublease, and shall cure such default after notice by Sublessor pursuant to this Sublease, then all reasonable attorneys’ fees incurred by Sublessor as a result of such default shall be paid by Sublessee.  Such attorneys’ fees shall be added to the subsequent month’s Rent as additional Rent.  Sublessee shall reimburse Sublessor, upon demand, for any costs or expenses incurred by Sublessor in connection with any breach by or default of Sublessee under this Sublease, whether or not suit is commenced or judgment entered.  Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Sublessee shall also indemnify Sublessor for, and hold Sublessor harmless form and against, all liabilities incurred by Sublessor if Sublessor becomes or is made a party to any proceeding claim or action instituted: (a) by Sublessee; (b) by any third party against Sublessee; (c) by or against any person holding an interest under Sublessee or using the Premises by license of or agreement with Sublessee; (d) for foreclosure of any lien for labor and material furnished to or for Sublessee or such other person; or (e) otherwise arising out of or resulting from any act or omission of Sublessee or such other person.

14.                               CONTROLLING LAW; VENUE

This Sublease shall be governed and construed in accordance with the laws of California.  The parties agree that any action brought by either party against the other in any court, whether federal or state, will be brought exclusively within the State of California, except that, Sublessor may, at Sublessor’s discretion, seek injunctive and equitable relief in any court of competent jurisdiction in order to evict Sublessee or prevent waste or other actions by Sublessee that will irreparably harm Sublessor.  Sublessee hereby irrevocably consents to the jurisdiction of such court and waives any objection Sublessee may have to either jurisdiction or venue of such court.

15.                               ENTIRE AGREEMENT

This Sublease constitutes the entire agreement among the parties and supersedes any oral or written understandings relating to the Lease or the Sublease.  This Sublease may be modified only by written agreement between the parties or their successors subsequent to the date of this Sublease.

16.                               EXCLUSION OF FIRST NLC SUBLEASE

Sublessor and Sublessee acknowledge that nothing contained in this Sublease shall be construed to provide that either the First NLC Sublet Premises or the First NLC Sublease are to be included as part of the Premises covered by this Sublease.

17.                               SUBLEASE CONDITIONAL UPON LANDLORD CONSENT

This Sublease shall not be effective until Landlord has granted its consent, after which it shall be effective as of the Sublease Commencement Date.  Sublessor and Sublessee agree that if Landlord does not grant its consent on or before the Sublease Commencement Date, then this Sublease shall be of no force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Sublease as of the day and year written below.

SUBLESSOR

NEW HORIZONS WORLDWIDE, INC.

By:
Mark A. Miller
President and CEO

SUBLESSEE

KML ENTERPRISES, INC.

By:
Kevin M. Landry
President

[LANDLORD’S CONSENT TO THE FOREGOING SUBLEASE IS CONTAINED IN A SEPARATE AGREEMENT ENTITLED “CONSENT TO SUBLEASE”]

ATTACHMENT 1

LEASE

ATTACHMENT 2

PERSONAL GUARANTEE

As an inducement to New Horizons Worldwide, Inc. (“Sublessor”) to execute the Sublease (the “Sublease”) with KML Enterprises, Inc. (“Sublessee”)  and in consideration of Sublessor’s executing the Sublease and of the sum of One Dollar ($1.00) now paid by Sublessor to Guarantor, the receipt of which is hereby acknowledged, Guarantor jointly and severally agree as follows:

1.                                       Guarantor shall pay or cause to be paid to Sublessor all monies payable by Sublessee under the Sublease on the days and times in the manner therein appointed for payment thereof.

2.                                       Guarantor unconditionally guarantees full performance and discharge by Sublessee of all the obligations of Sublessee under the Sublease at the times and in the manner therein provided.

3.                                       Guarantor shall indemnify and save harmless Sublessor and its affiliates against and from all losses, damages, costs, and expenses which Sublessor and its affiliates may sustain, incur, or become liable for by reason of:

a.             the failure for any reason whatsoever of Sublessee to pay the monies payable pursuant to the Sublease or to do and perform any other act, matter or thing pursuant to the provisions of the Sublease; or

b.             any act, action, or proceeding of or by Sublessor, its agents, employees, etc. for or in connection with the recovery of monies or the obtaining of performance by Sublessee of any other act, matter or thing pursuant to the provisions of the Sublease.

4.                                       Sublessor shall not be obligated to proceed against Sublessee or exhaust any security from Sublessee or pursue or exhaust any remedy, including any legal or equitable relief against Sublessee, before proceeding to enforce the obligations of the Guarantor herein set out, and the enforcement of such obligations may take place before, after, or contemporaneously with, enforcement of any debt or obligation of Sublessee under the Sublease.

5.                                       Without affecting the Guarantor’s obligations under this Guarantee, Sublessor, without notice to the Guarantor, may extend, modify, or release any indebtedness or obligation of Sublessee, or settle, adjust, or compromise any claims against Sublessee.  Guarantor waives notice of amendment of the Sublease and notice of demand for payment or performance by Sublessee.

6.                                       Guarantor’s obligations hereunder shall remain in full force and effect, and shall be unaffected by:  (a) the unenforceability of the Sublease against Sublessee; (b) the termination of any obligations of Sublessee under the Sublease by operation of law or otherwise; (c) the bankruptcy, insolvency, dissolution, or other liquidation of Sublessee, including, without limitation, any surrender or disclaimer of the Sublease by the trustee in bankruptcy of Sublessee; (d) Sublessor’s consent or acquiescence to any bankruptcy, receivership, insolvency, or any other creditor’s proceedings of or against Sublessee, or by the winding-up or dissolution of Sublessee, or any other event or occurrence which would have the effect at law of terminating the existence of Sublessee’s obligations prior to the termination of the Sublease; or (e) by any other agreements or other dealings between Sublessor and Sublessee  having the effect of amending or altering the Sublease or Sublessee’s obligations hereunder, or by any want of notice by Sublessor to Sublessee of any default of Sublessee or by any other matter, thing, act, or omission of Sublessor whatsoever.

7.                                       Notices to Guarantor:

Name	Address

Kevin M. Landry	9 Windflower
Coto de Caza, CA 92679

8.                                       Notwithstanding anything contained in this Guarantee to the contrary, the maximum liability of Guarantor hereunder shall not exceed $500,000.

IN WITNESS WHEREOF, the undersigned has signed this Guarantee as of the day and year of the Sublease.

GUARANTOR:

Kevin M. Landry

EXHIBIT D

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, New Horizons Computer Learning Center of Santa Ana, Inc., a Delaware corporation having its principal place of business at 1900 S. State College Blvd., Suite 100, Anaheim, CA  92806 (“Seller”) hereby sells, conveys, transfers, assigns and delivers to KML Enterprises, Inc., a California corporation having an address at 9 Windflower, Coto de Caza, CA  92679 (“Buyer”), all of its right, title and interest in and to the Purchased Assets as such term is defined in that certain Asset Purchase Agreement (“Agreement”) dated as of June 1, 2007, by and among, inter alia, Buyer and Seller.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever, free and clear of all Liens other than any Permitted Liens (each of which terms being as defined in the Agreement.

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the 1st day of June, 2007.

NEW HORIZONS COMPUTER LEARNING
CENTER OF SANTA ANA, INC.

By:
Mark A. Miller
Chief Executive Officer

Schedule 1.1(A)

Facilities Leases

Schedule 1.1(B)

Tangible Personal Property

Schedule 1.1(C)

Intangible Personal Property

Schedule 1.1(D)

Software

Schedule 1.1(E)

Receivables

Schedule 2.2(A)(1)

Assumed Liabilities

Schedule 3.2(A)

Permitted Liens

Schedule 5.4

Required Approvals

Schedule 5.6(A)

Seller Financial Statements

Schedule 6.4

BPPVE Consent and Approval